Toni Perazzo

Chief Financial Officer
(650) 340-1888	FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2005 RESULTS

(BURLINGAME, CA), August 10, 2005 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported results for second quarter 2005.

For the quarter ended June 30, 2005, the Company reported revenues of $2.8 million compared with revenues of $2.3 million for the same period a year ago. For the six months ended June 30, 2005, the Company reported increased revenues of $5.3 million compared with revenues of $4.4 million for the first six months of 2004.

The Company reported net income of $45,870 or $0.03 for the second quarter of 2005 versus $50,110 or $0.03 per share for the second quarter of 2004. The Company had net income of $85,710 or $0.06 per share for the first six months of 2005 versus $80,230 or $0.05 per share for the first six months of 2004.

Included in net income for the three-month and six-month periods in 2005 was bad debt expense of approximately $88,000, to fully reserve the balance of a note receivable from the former lessee of one of the Company’s aircraft, based on a notice received from the lessee’s parent that it had filed for reorganization. The Company recorded no bad debt expense in the three-month or six-month periods in 2004.

“We are quite pleased with our second quarter results,” said Neal Crispin, Chairman and President of AeroCentury. “Excluding the one-time bad debt charge of $88,000, earnings for the second quarter would have been $0.07 per share.”

The 2005 revenues for both the six-month and three-month periods were higher than 2004 primarily because of the combined effect of operating lease revenue from aircraft purchased beginning in April 2004 and the re-lease of an aircraft which had been off lease in 2004. These increases were partially offset by the sale of a pool of turboprop engines at the end of 2004, lower lease rates for aircraft re-leased after the second quarter of 2004 and aircraft off lease during 2005.

                The period ending June 30, 2005 included a loss on sale of aircraft and aircraft engines of approximately $60,000 in February. There were no sales in the first six months of 2004.

Other income was approximately $28,000 lower in the three-month period in 2005 versus the same period in 2004, primarily as a result of lower interest income in 2005 and payments received in 2004 on one of the Company’s notes receivable. Other income was approximately $20,000 lower in the six-month period in 2005 versus the same period in 2004, primarily for the same reasons, the effect of which was partially offset by the reversal in 2005 of previously accrued maintenance expenses in connection with the sale of one of the Company’s aircraft in 2004.

Depreciation was approximately $81,000 and $161,000 higher in the three-month and six-month periods, respectively, in 2005 versus the same periods in 2004 and management fees were approximately $71,000 and $152,000 higher in the three-month and six-month periods, respectively, in 2005 versus the same periods in 2004 primarily because of the purchase of aircraft beginning in April 2004 and in 2005, the effect of which was partially offset by asset sales.

Interest expense was approximately $244,000 and $456,000 higher in the three-month and six-month periods, respectively, in 2005 versus the same periods in 2004 primarily as a result of higher market interest rates and a higher average principal balance during 2005.

Professional fees and general and administrative expenses were approximately $15,000 and $18,000 lower in the three-month and six-month periods, respectively, in 2005 versus the same periods in 2004 primarily because of lower legal fees. This decrease was partially offset by higher accounting fees.

Insurance expense was approximately $25,000 and $44,000 higher in the three-month and six-month periods, respectively, in 2005 versus the same periods in 2004 primarily as a result of the Company having to provide owner aircraft coverage for more off-lease days in 2005 compared to 2004. This increase was partially offset by lower rates per dollar of coverage during 2005 versus 2004.

Maintenance expense was approximately $34,000 lower in the three-month period in 2005 versus the same period in 2004, primarily as a result of the Company’s accruals in 2004 for its share of maintenance on two aircraft in excess of reserves received from lessees. Maintenance expense was approximately $43,000 lower in the six-month period in 2005 versus the same period in 2004, primarily as a result of the same reasons as well as maintenance performed to prepare an aircraft for re-lease in 2004.

Included in net income for the six-month period of 2005 was an impairment charge of approximately $12,000 for one aircraft, based on its estimated net sale proceeds pursuant to an agreement to sell the aircraft in April 2005.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

                                                                                                                                 AeroCentury Corp.

                                                                                                                      Selected Financial Information

                                                                                                                                     (Unaudited)

	For the	For the	For the Six	For the Six
	Quarter Ended	Quarter Ended	Months Ended	Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Summary of Operations:
Operating lease revenue	$ 2,738,480	$ 2,257,730	$ 5,260,090	$ 4,317,530
Loss on disposal of aircraft and aircraft engines	-	-	(59,550)	-
Other income	16,390	44,070	94,470	114,300
Total revenues	2,754,870	2,301,800	5,295,010	4,431,830

Depreciation	980,270	899,290	1,905,400	1,744,360
Interest	817,140	572,940	1,579,860	1,124,090
Management fees	567,140	496,630	1,111,490	959,410
Professional fees and
general and administrative	137,470	152,950	275,920	294,130
Bad debt expense	88,110	-	88,110	-
Insurance expense	74,360	49,200	166,970	123,220
Maintenance	33,820	68,200	50,430	92,980
Provision for impairment	-	-	12,180	-
Total expenses	2,698,310	2,239,210	5,190,360	4,338,190

Income before taxes	56,560	62,590	104,650	93,640

Tax provision	10,690	12,480	18,940	13,410

Net income	$ 45,870	$ 50,110	$ 85,710	$ 80,230
Weighted average common
shares outstanding	1,543,257	1,543,257	1,543,257	1,543,257
Earnings per share	$ 0.03	$ 0.03	$ 0.06	$ 0.05

	June 30, 2005	December 31, 2004	June 30, 2004
Summary Balance Sheet:
Total assets	$ 84,007,520	$ 83,931,530	$ 74,638,670
Total liabilities	$ 65,124,630	$ 65,134,350	$ 56,027,630
Shareholders’ equity	$ 18,882,890	$ 18,797,180	$ 18,611,040